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                                  EXHIBIT 24.2

March 1, 1994


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 24, 1993, which is included as Item 7(1) in United Asset Management Corporation's Current Report on Form 8-K dated as of December 7, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-1 of United Asset Management Corporation's Annual Report on Form 10-K for the year ended December 31, 1992. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse